Exhibit 10.9

WAIVER AND SECOND AMENDMENT TO SECOND AMENDED AND

RESTATED LOAN AND SECURITY AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of May, 2012 between FCC, LLC, d/b/a First Capital, a Florida limited liability company (“Lender”), and FULL CIRCLE CAPITAL CORPORATION, a Maryland corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2010 (as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 27, 2012 and the same may be further , restated or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Borrower has requested that Lender amend the Loan Agreement as set forth herein, and Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Definitions. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Loan Agreement.

2.      Waiver of Certain Default. Borrower hereby acknowledges and agrees that a Default exists under the Loan Agreement as a result of Borrower’s failure to comply with the fixed charge coverage ratio contained in Section 6 of the Loan Agreement and Item 18(a) of the Schedule to the Loan Agreement for the twelve-month period ending on January 31, 2012 (the “Specified Default”). Lender hereby waives the Specified Default. Nothing contained herein shall be construed as a waiver of any Default other than the Specified Default, and nothing contained herein shall entitle Borrower to any future waiver or similar accommodation.

3.      EBITDA Covenant in Lieu of Fixed Charge Coverage Ratio. The Loan Agreement is hereby amended by deleting Item 18(a) of the Schedule to the Loan Agreement and substituting the following in lieu thereof:

(a)      Borrower shall maintain, as of the last day of each month for the twelve-month period then ended, net income (excluding extraordinary gains and excluding unrealized gains and losses from mark-to-market adjustments) before provision for interest expense, taxes, depreciation and amortization, of at least $3,500,000.

4.      Ratification of Loan Documents. Borrower hereby restates, ratifies, and reaffirms each and every term, condition representation and warranty heretofore made by it under or in connection with the execution and delivery of the Loan Agreement, as amended hereby, and the other Loan Documents, as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Agreement and the Loan Documents.

5.      No Other Changes. Except as set forth herein, the Loan Agreement shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of Borrower to Lender.

6.      Costs and Expenses. In consideration of the accommodations made by Lender hereunder, Borrower agrees to pay to Lender, on demand, all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Agreement and the other Loan Documents and any other transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to Lender. Without limiting anything contained in the Loan Agreement, Borrower hereby authorizes Lender to charge all of such fees, costs and expenses to Borrower’s loan account as such amounts become due and payable.

7.      No Default. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants that, as of the date hereof, and after giving effect to the terms hereof, there exists no Default under the Loan Agreement or any of the other Loan Documents.

8.      Release. To induce Lender to enter into this Agreement, Borrower (a) acknowledges and agrees that no right of offset, defense, counterclaim, claim or objection exists in favor of Borrower against Lender arising out of or with respect to the Loan Agreement, the other Loan Documents, the Obligations, or any other arrangement or relationship between Lender and Borrower, and (b) releases, acquits, remises and forever discharges Lender and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which Borrower now or hereafter may have by reason of any manner, cause or things to and including the date of this Agreement with respect to matters arising out of or with respect to the Loan Agreement, the other Loan Documents, the Obligations, or any other arrangement or relationship between Lender and Borrower.

9.      Lender Not Obligated for Further Amendments. Borrower acknowledges that (a) except as expressly set forth herein, Lender has not agreed to (and has no obligation whatsoever to discuss, negotiate or agree to) any restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents, (b) no understanding with respect to any other restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of Borrower and Lender, and (c) the execution and delivery of this Agreement has not established any course of dealing among the parties hereto or created any obligation or agreement of Lender with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents.

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10.      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

11.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.      Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, other than its laws respecting choice of law.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Borrower and Lender have caused this Waiver and Second Amendment to Second Amended and Restated Loan and Security Agreement to be duly executed as of the date first above written.

FULL CIRCLE CAPITAL CORPORATION
By:	/s/ John E. Stuart
John E. Stuart, President and Chief Executive Officer

FCC, LLC, d/b/a FIRST CAPITAL
By:	/s/ Lee E. Elmore
Lee E. Elmore, Senior Vice President

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